2Q24 Earnings Call Presentation 2 Safe Harbor 2Q24 Earnings Call Presentation This presentation may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Pangaea’s and managements’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Pangaea’s business. These risks, uncertainties and contingencies include: business conditions; weather and natural disasters; changing interpretations of GAAP; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments; requirements or changes adversely affecting the business in which Pangaea is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other providers of logistics and shipping services; general economic conditions; geopolitical events and regulatory changes; and other factors set forth in Pangaea’s filings with the Securities and Exchange Commission and the filings of its predecessors. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that certain of Pangaea’s financial results are unaudited and do not conform to SEC Regulation S-X and as a result such information may fluctuate materially depending on many factors. Accordingly, Pangaea’s financial results in any particular period may not be indicative of future results. Pangaea is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise. 3 2Q24 Performance Highlights Consistent financial performance and execution on capital priorities Favorable long-haul voyage demand across and solid base of premium long-term COAs, resulted in earned TCE rates exceeding the benchmark average Baltic Panamax and Supramax indices by 7%+ in 2Q24. Adjusted EBITDA was unchanged y/y at $15.9 million in 2Q24, as a 9% y/y increase in charter hire expenses per day and a 13%y/y increase in vessel operating expenses per day offset the 45% increase in market dry bulk rates and a 2% increase in shipping days. Announced acquisition of the Bulk Brenton and Bulk Patience for a combined price of $56.6 million. The acquisitions improve the amount of environmentally compliant fleet tonnage and increased the number of owned vessels to 26. Continue to execute on key capital allocation priorities, maintaining cash dividend of $0.10 per common share, to be paid on September 16, 2024. Entering the third quarter, demand activity in artic trade routes has accelerated while prevailing market rates have been mixed. As of August 7, 2024, booked 3,298 days at an average of $17,978/day. Refinanced and upsized a maturing credit facility in support of the acquisition of the Bulk Brenton and Bulk Patience in 3Q24. In conjunction with the refinancing, repaid $4.6 million of long-term debt. 4 2Q 2024 Performance Summary Adjusted EBITDA $s in Millions Adjusted EPS $s per Share TCE Rate $s per Shipping Day Operating Cash Flow $s in Millions $ 15.9 $ 15.9 2Q 24 2Q 23 $ 0 .10 $ 0 .10 2Q 24 2Q 23 $ 9 .0 $ 2.0 2Q 24 2Q 23 $ 16 ,223 $ 15,558 2Q 24 2Q 23

5 Outperforming Industry Benchmark Our TCE has exceeded the market by an average of 31% on a trailing 5-year basis Cargo Focused Business Model Consistently Delivers Above- Market Performance • Current 3Q24 booked TCE rate of $17,978, an 24% premium to the market average through the quarter.* • Our niche, higher- margin trades, long- term COAs and charter-in strategy remain key areas of differentiation. * Q3 24 estimated TCE performance based on shipping days booked as of August 7, 2024 **Average of the published Panamax and Supramax indices, net of commission - 1,000 2,000 3,000 4,000 5,000 6,000 $- $5,000 $10,000 $15,000 $20,000 $25,000 $30,000 $35,000 D ay s TC E R at e ($ s p er S h ip p in g D ay ) PANL Total Shipping Days PANL TCE Rate Market TCE Rate** 6 Recent Vessel Acquisitions Disciplined acquiror of complementary assets MV Bulk Sachuest - Supramax MV Bulk Courageous - Ultramax MV Bulk Promise - Panamax MV Bulk Valor - Supramax MV Bulk Concord - Panamax MV Nordic Nuluujaak – Post Panamax(1) MV Nordic Qinnqua – Post Panamax(1) MV Nordic Sanngijug – Post Panamax(1) MV Nordic Siku – Post Panamax(1) (1) Vessels are owned through a Joint Venture, of which Pangaea owns 50%. Purchased 9 vessels for $242 million Purchased 2 vessels for $55 million 2023 & 2024 MV Bulk Prudence - Ultramax 2021 & 2022 MV Bulk Brenton - Supramax 7 Return of Capital Program Stable quarterly cash dividend supported by stable profitability Annual Dividend Payout Ratio % of Adjusted Net Income Total Annual Cash Dividend Paid $s per Share Annual Dividend Coverage Ratio Ratio of Operating Cash Flow to Dividends Issued Ta rg e te d d ivid e nd p o lic y is a im e d towa rd sust a ina b ilit y t h ro ug h the c yc le Divid e nd p ayo ut ha s inc re a se d a m id favo ra b le m a rke t co nd it io ns a nd s t ra te g ic exe c ut io n Im p rove d m a rg ins a nd c a sh co nve rs io n sup p o rt d ivid e nd cove ra g e d e sp ite vo la t ile d ry b ulk m a rke t 6 .3% 7.4% 16 .5% 58 .0% 20 20 20 21 20 22 20 23 $ 0 .0 2 $ 0 .11 $ 0 .30 $ 0 .4 0 20 20 20 21 20 22 20 23 22.9 x 11.2x 10 .1x 3 .0 x 20 20 20 21 20 22 20 23 8 Balance Sheet Update Ample liquidity to support ongoing growth of business O p p o rtunis t ic a lly inve ste d in ow ne d sh ip fle e t d uring 20 21 a m id a t t ra c t ive m a rke t d yna m ic s Re p a id ove r $ 35 m illio n in d e b t d uring 20 23 thro ug h o p e ra t ing c a sh flow a nd ve sse l sa le s Ca p it a l a llo c a t io n p rio rit ie s w ill b e b a la nce d b e twe e n d e b t re p aym e nt , fle e t inve stm e nt , o p p o rtunis t ic M&A a nd sha re ho ld e r re turns $ 116 .4 $ 255.5 $ 175.6 $ 16 8 .9 $ 175.1 $ 4 6 .9 $ 56 .2 $ 128 .4 $ 9 9 .0 $ 77.9 2.7x 2.4 x 1.3x 2.1x 2.1x 0.0x 0.5x 1.0x 1.5x 2.0x 2.5x 3.0x $- $50.0 $100.0 $150.0 $200.0 $250.0 $300.0 $350.0 2020 2021 2022 2023 2Q24 TT M N et D eb t/ A d j. E B IT D A $s in M ill io n s Total Net Debt Total Cash Net Leverage

Macro Shipping Outlook

Focused on providing comprehensive logistics solutions with targeted dry bulks

Near Term Outlook
(2H24)

- While the situation in the Panama Canal has improved ton-mile demand remains elevated because of the disruption in the Red Sea and the Russian invasion of Ukraine. The 2nd half of the year is typically stronger due to the Northern hemisphere grain export season, which we also expect to contribute positively to the market rates for the rest of the year
- US Infrastructure spending is beginning to ramp up, creating favorable tailwinds for construction related raw materials

Medium Term Outlook
(Full-Year 2025)

- Global dry bulk fleet growth is expected to remain limited amid limited new-building activity
- Trade disruptions resulting from geopolitical tensions are expected to increase could create opportunities as trade looks to avoid regions of turmoil
- Current risk to medium-term rate improvement is a more pronounced global recession

Long-Term Outlook
(2026 - 2027)

- Clarity in emissions free fuel alternatives creates opportunity for fleet renewal and niche offerings
- Supply chain reorganizations provide the opportunity for the Company to grow its logistics offerings with new and existing customers
- Emissions regulations will continue to put pressure on markets as fleets age amid limited new and compliant vessels are built

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Value Creation Strategy

Durable business model insulated from macro volatility – focused on deploying capital to drive above-sector growth

Integrated shipping-logistics model
- Provide solutions to customer supply chain issues
- More efficient, lower total cost of delivery for customer
- Adds volume and margins to PANL ocean freight offerings

High fleet utilization
- Utilize chartered in fleet to arbitrage vessel positions and provide more revenue days

Organic investment
- Expand capabilities to offer cargo movement beyond ocean transportation
- Expand owned fleet for growth using our unique business plan
- Apply consistent approach to expand and renew fleet

Inorganic investment
- Purchase vessels in support of existing long-term COAs, to maximize returns
- Acquire logistics companies to grow in logistics sector

Return of capital
- Sustain consistent dividend approach, not a payout formula
- Conserve capital for fleet renewal and opportunistic growth
- Compensate for volatility of sector by maintaining reasonable liquidity

Balance sheet optionality
- Promote historical lending relationships, sustainable business plan, and consistent performance to help provide favorable lending terms
- Maintain low net leverage and substantial free cash generation to provide flexibility in financing growth projects
- Consider joint ventures to help mitigate risks and create synergies

10

Investment Conclusion

Small-cap growth play with stable return of capital program

- Integrated shipping-logistics model delivering consistent, above-market returns
- Focused on consistently high fleet utilization to drive operating leverage
- Positioned to benefit from tightening global supply of dry-bulk vessels amid continued demand growth
- On-shore logistics offering provides significant, incremental revenue opportunities
- Leading position within Ice-Class trades supports superior earned TCE rates
- Disciplined capital allocation strategy
- Long-term cargo-based contracts provide multi-year demand visibility
- Significant balance sheet optionality to pursue growth, low net leverage

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PANGAEA

Appendix



Confidential Pangaea Logistics Solutions

Selected Balance Sheet Data

(in thousands,may not foot due to rounding)	June 30, 2024 (unaudited)	December 31, 2023 (audited)
Current Assets		
Cash and cash equivalents	$ 77,947	$ 99,038
Accounts receivable, net	41,332	47,892
Other current assets	62,072	44,897
Total current assets	181,351	191,826
Fixed assets, including finance lease right of use assets, net	502,478	504,659
Goodwill	3,105	3,105
Other Non-current Assets	5,986	5,590
Total assets	$ 692,921	$ 705,180
Current liabilities		
Accounts payable, accrued expenses and other current liabilities	$ 39,258	$ 35,836
Current portion long-term debt and finance lease liabilities	33,530	52,722
Other current liabilities	11,181	16,776
Total current liabilties	83,969	105,334
Secured long-term debt and finance lease liabilities, net	215,510	211,713
Other long-term liabilities	16,632	17,937
Total Pangaea Logistics Solutions Ltd. equity	331,530	323,886
Non-controlling interests	45,279	46,310
Total stockholders' equity	376,809	370,196
Total liabilities and stockholders' equity	$ 692,921	$ 705,180

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Selected Income Statement Data

(in thousands,may not foot due to rounding)	Three months ended June 30, 2024 (unaudited)	Three months ended June 30, 2023 (unaudited)	Six months ended June 30, 2024 (audited)	Six months ended June 30, 2023 (audited)
Revenues:				
Voyage revenue	$ 124,096	$ 110,466	$ 211,386	$ 218,416
Charter revenue	3,847	7,090	18,878	12,839
Terminal & stevedore revenue	3,555	520	5,982	520
Total revenue	131,498	118,076	236,246	231,775
Expenses:				
Voyage expense	61,151	54,460	98,266	111,274
Charter hire expense	32,685	29,126	59,828	51,717
Vessel operating expenses	14,736	13,211	27,405	26,818
Terminal Expenses	2,828	375	4,908	375
General and administrative	5,030	5,923	12,308	11,615
Depreciation and amortization	7,454	7,127	14,890	14,454
Loss on sale of vessel	-	-	-	1,172
Total expenses	123,884	110,221	217,604	217,424
Income from operations	7,614	7,855	18,642	14,351
Total other expense, net	(3,621)	(5,088)	(1,983)	(8,181)
Net income	3,994	2,767	16,659	6,170
(Income) loss attributable to noncontrolling interests	(311)	78	(1,302)	149
Net income attributable to Pangaea Logistics Solutions Ltd.	$ 3,683	$ 2,845	$ 15,357	$ 6,319
Adjusted EBITDA (1)	$ 15,931	$ 15,923	$ 35,878	$ 32,161

Adjusted EBITDA represents net income (or loss), determined in accordance with U.S. GAAP, excluding interest expense, interest income, income taxes, depreciation and amortization, loss on impairment, loss on sale and leaseback of vessels, share-based compensation, other non-operating income and/or expense, and other non-recurring items, if any.

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Reconciliation of Non-GAAP Measures

	For the three months ended 6/30/2024 (unaudited)	For the three months ended 6/30/2023 (unaudited)	For the six months ended 6/30/2024 (unaudited)	For the six months ended 6/30/2023 (unaudited)
Net Transportation and Service Revenue				
Gross Profit	$ 12,671,400	$ 13,805,410	$ 31,005,001	$ 27,192,817
Add:				
Vessel Depreciation and amortization	7,426,197	7,099,516	14,835,191	14,398,898
Net transportation and service revenue	$ 20,097,597	$ 20,904,926	$ 45,840,192	$ 41,591,715
Adjusted EBITDA				
Net Income	$ 3,993,500	$ 2,766,858	$ 16,659,134	$ 6,169,770
Interest expense, net	3,147,421	3,083,156	6,123,067	6,283,824
Income (loss) attributable to Non-controlling interest recorded as long-term liability interest expense	(119,950)	905,337	695,152	760,600
Depreciation and amortization	7,453,675	7,126,995	14,890,148	14,453,855
EBITDA	14,474,646	13,882,346	38,367,501	27,668,049
Non-GAAP Adjustments:				
Loss on sale of vessels	-	-	-	1,172,196
Share-based compensation	528,673	267,073	1,667,350	1,123,507
Unrealized loss (gain) on derivative instruments, net	927,503	1,348,284	(4,156,836)	1,771,853
Other non-recurring items	-	425,702	-	425,702
Adjusted EBITDA	$ 15,930,822	$ 15,923,405	$ 35,878,015	$ 32,161,307

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Reconciliation of Non-GAAP Measures

Earnings Per Common Share				
Net income attributable to Pangaea Logistics Solutions Ltd.	$ 3,682,775	$ 2,844,540	$ 15,356,951	$ 6,318,807
Weighted average number of common shares - basic	45,276,791	44,775,438	45,245,655	44,744,039
Weighted average number of common shares - diluted	46,028,875	45,127,972	45,922,272	45,122,019
Earnings per common share - basic	$ 0.08	$ 0.06	$ 0.34	$ 0.14
Earnings per common share - diluted	$ 0.08	$ 0.06	$ 0.33	$ 0.14
Adjusted EPS				
Net income attributable to Pangaea Logistics Solutions Ltd.	$ 3,682,775	$ 2,844,540	$ 15,356,951	$ 6,318,807
Non-GAAP				
Add:				
Loss on impairment of vessels	-	-	-	-
Loss on sale of vessels	-	-	-	1,172,196
Unrealized loss (gain) on derivative instruments, net	927,503	1,348,284	(4,156,836)	1,771,853
Other non-recurring items	-	425,702	-	425,702
Non-GAAP adjusted net income attributable to Pangaea Logistics Solutions Ltd.	4,610,278	4,618,526	11,200,115	9,688,558
Weighted average number of common shares - basic	45,276,791	44,775,438	45,245,655	44,744,039
Weighted average number of common shares - diluted	46,028,875	45,127,972	45,922,272	45,122,019
Adjusted EPS - basic	$ 0.10	$ 0.10	$ 0.25	$ 0.22
Adjusted EPS - diluted	$ 0.10	$ 0.10	$ 0.24	$ 0.21

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